Exhibit 99.1

Clene Nanomedicine Appoints Dr. Vallerie McLaughlin to its Board of Directors

SALT LAKE CITY, August 5, 2021 -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to the treatment of neurodegenerative disease using nanotechnology to treat energetic failure, today announced the appointment of Vallerie V. McLaughlin, MD, to its board as its seventh independent director. Dr. McLaughlin is the Kim A. Eagle MD Endowed Professor of Cardiovascular Medicine, Associate Chief Clinical Officer for Cardiovascular Services of the University of Michigan Medical Group, Associate Chief, Division of Cardiovascular Medicine, and Director of the Pulmonary Hypertension Program at the University of Michigan in Ann Arbor.

Dr. McLaughlin has been the principal investigator of several major clinical trials in pulmonary arterial hypertension, a rare disease, and is widely published in peer-reviewed scientific journals. She is past Editor-in-Chief of Advances in Pulmonary Hypertension and past Chair of the Board of Directors of the Pulmonary Hypertension Association. She is a founding member of the World Symposium on Pulmonary Hypertension Association. Dr. McLaughlin is a Fellow of the American College of Cardiology, American College of Chest Physicians, and American Heart Association (AHA). She received her medical degree from Northwestern University Feinberg School of Medicine in Chicago and completed her internal medicine residency at the University of Michigan Hospitals and cardiology fellowship at Northwestern University.

“A rare disease expert, thought leader, and principal investigator in numerous rare disease trials, Dr. McLaughlin’s experience as a leading practicing physician and professor at a top U.S. medical institution will be an asset to Clene,” stated Rob Etherington, President and CEO of Clene.

David Matlin, Chairman of the Board, commented, “As Clene continues to advance its clinical pipeline and in particular, as we near the conclusion of the registration trial and potential commercialization of our lead candidate CNM-Au8 for the treatment of ALS, we’re expanding our board with additional independent members and medical key opinion leaders. We are honored to have Dr. McLaughlin join us, and we look forward to benefitting from her expertise.”

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease treatments, is leading the way by using nanotechnology to treat energetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs. Clene’s lead drug candidate, CNM-Au8®, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases cellular energy production to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS), a Phase 2 trial examining disease progression via a novel electromyography technique in patients with early ALS, a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS), and Phase 2 brain target engagement studies in patients with Parkinson’s disease (PD) and MS. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

CNM-Au8®, a gold nanocrystal suspension, is a federally registered trademark of Clene Nanomedicine, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Clene's actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "might" and "continues," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report filed on Form 10K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Gwendolyn Schanker
LifeSci Communications
(269) 921-3607
gschanker@lifescicomms.com

Investor Contact

Bruce Mackle

LifeSci Advisors, LLC

(929) 469-3859

bmackle@lifesciadvisors.com

Source: Clene Inc.